As filed with the Securities and Exchange Commission on January 30, 1998
               Registration Nos. 33-77286, 333-00586 and 333-31217
 ------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                        ---------------------------------
                         POST-EFFECTIVE AMENDMENT NO. 1
                                   TO FORM S-3
                             REGISTRATION STATEMENTS
                                      Under
                           The Securities Act of 1933
                               -------------------
                               APHTON CORPORATION
             (Exact name of Registrant as specified in its charter)
                              ---------------------

       Delaware                                         95-3640931
------------------------                     ----------------------------------
(State of Incorporation)                     (I.R.S. Employer Identification No.


                               80 S.W. 8th Street
                            Miami, Florida 33130-3047
   (Address, including zip code, of Registrant's principal executive offices)


                             -----------------------
                          The Corporation Trust Company
                            Corporation Trust Center
                               1209 Orange Street
                           Wilmington, Delaware 19801
                                 (302) 658-7581
(Name, address, and telephone number, including area code, of agent for service)
                             -----------------------
                                   Copies to:
                            Timothy B. Goodell, Esq.
                                  White & Case
                           1155 Avenue of the Americas
                            New York, New York 10036

                                EXPLANATORY NOTE

          This Post-Effective Amendment No. 1 to those certain Registration Statements on Form S-3 (File Nos. 33-77286, 333-00586 and 333-31217) (the
"Registration Statements") is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the "1933 Act"), by Aphton Corporation, a Delaware corporation ("Aphton Delaware" or the "Company"), which is the successor to Aphton Corporation, a California corporation ("Aphton California"), following a statutory merger effective on January 29, 1998 (the "Merger") for the purpose of changing Aphton California's state of incorporation. Prior to the Merger, Aphton Delaware had no assets or liabilities other than nominal assets or liabilities. In connection with the Merger, Aphton Delaware succeeded by operation of law to all of the assets and liabilities of Aphton California. The Merger was approved by the shareholders of Aphton California at a meeting for which proxies were solicited pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the "1934 Act").

          Except as modified by this Amendment, Aphton Delaware, by virtue of this Amendment, expressly adopts the Registration Statements as its own registration statements for all purposes of the 1933 Act and the 1934 Act.


                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          Section 145 of the Delaware General Corporation Law (the "DGCL") permits the Company to indemnify its directors, officers, employees and agents (each an "Insider") against liability for each such Insider's acts taken in his or her capacity as an Insider in a civil action, suit or proceeding if such actions were taken in good faith and in a manner which the Insider believed to be in or not opposed to the best interests of the Company, and in a criminal action, suit or proceeding, if the Insider had no reasonable cause to believe his or her conduct was unlawful, including under certain circumstances, suits by or in the right of the Company for any expenses, including attorneys' fees, and for any liabilities which the Insider may have incurred in consequence of such action, suit or proceeding under conditions stated in said Section 145. The Company's Certificate of Incorporation and By-Laws provide that the Company shall indemnify its directors and officers to the fullest extent authorized by the DGCL; provided, that the Company may modify the extent of such indemnification by individual contracts with its directors and executive officers, and, provided further, that the Company will not be required to indemnify any director or executive officer in connection with a proceeding initiated by such person, with certain exceptions.

          As permitted by Section 102(b)(7) of the DGCL, Article NINTH of the Company's Certificate of Incorporation provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, as amended, which concerns unlawful payments of dividends, stock purchases or redemption, or (iv) for any transaction from which the director derived an improper personal benefit.

          The Company's Certificate of Incorporation permits the Company to secure insurance on behalf of any director, officer, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Company would have the power to indemnify such person against such liability under the DGCL.

ITEM 16.      EXHIBITS.

Exhibit
Number    Document


2.1 Agreement and Plan of Merger of Aphton Corporation, a Delaware corporation, and Aphton Corporation, a California corporation, dated as of January 29, 1998. Incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K dated January 30, 1998.

3.1 Certificate of Incorporation of the Company. Incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K dated January 30, 1998.

3.2 By-laws of the Company. Incorporated by reference to Exhibit 3.2 to the Company's Current Report on Form 8-K dated January 30, 1998.

23.1      Independent Auditor's Consent.

24.1      Power of Attorney.*

---------------
*Previously filed.

                                    SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Form S-3 Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on this 30th day of January, 1998.

                                      APHTON CORPORATION


                                      By:/s/ Frederick W. Jacobs
                                         ------------------------------
                                         Frederick W. Jacobs
                                         Treasurer and Chief Accounting Officer

                                  EXHIBIT INDEX



Exhibit
Number    Document


2.1 Agreement and Plan of Merger of Aphton Corporation, a Delaware corporation, and Aphton Corporation, a California corporation, dated as of January 29, 1998. Incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K dated January 30, 1998.

3.1 Certificate of Incorporation of the Company. Incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K dated January 30, 1998.

3.2 By-laws of the Company. Incorporated by reference to Exhibit 3.2 to the Company's Current Report on Form 8-K dated January 30, 1998.

23.1      Independent Auditor's Consent.

24.1      Power of Attorney.*

---------------
**Previously filed.